As filed with the Securities and Exchange Commission on August 9, 2016.

Registration No. 333- [______]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

ACURA PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

New York	11-0853640
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

616 N. North Court, Suite 120, Palatine, Illinois 60067

(Address of Principal Executive Offices)

Acura Pharmaceuticals, Inc. 2016 Stock Option Plan

(Full Title of the Plan)

Peter A. Clemens

Senior Vice President and Chief Financial Officer

Acura Pharmaceuticals, Inc.

616 N. North Court, Suite 120, Palatine, Illinois 60067

(Name and Address of Agent For Service of Process)

With a Copy to:

John P. Reilly, Esq.

LeClairRyan

One Riverfront Plaza
1037 Raymond Boulevard, Sixteenth Floor
Newark, New Jersey 07102

(973) 491-3600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a small reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock $.01 par value per share, reserved for issuance	600,000	$1.85	$1,110,000	$111.78	(2)

(1) The aggregate amount of securities registered hereunder is 600,0000 shares of Common Stock underlying Stock Options to be granted under the 2016 Stock Option Plan. Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers such additional shares of Common Stock to be offered or issued to prevent dilution as a result of future stock splits, stock dividends or similar transactions.

(2) The fee with respect to these shares has been calculated pursuant to Rule 457 upon the basis of $1.85, the average of the high and low price per share of the Registrant’s Common Stock on August 3, 2016, a date within five (5) business days prior to the date of filing of this Registration Statement, as reported by the Nasdaq Capital Market, and is based on the rate of $100.70 per million.

EXPLANATORY STATEMENT

We are filing this Registration Statement to register 600,000 shares of our Common Stock for issuance pursuant to the Acura Pharmaceuticals, Inc. 2016 Stock Option Plan (the “Plan”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 1. PLAN INFORMATION

Not required to be filed with this Registration Statement.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

Not required to be filed with this Registration Statement.

ITEM 3. DOCUMENTS INCORPORATED BY REFERENCE

We hereby incorporate by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the “Commission”):

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Commission on February 29, 2016.

2.	Our Form 10-Q/A for the period ending June 30, 2015 filed with the Commission on February 16, 2016; our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016, filed with the Commission on May 2, 2016; and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2016, filed with the Commission on August 8, 2016.

3.	Our Current Reports on Form 8-K filed with the Commission on February 1, 2016, February 26, 2016, March 14, 2016, March 30, 2016, April 12, 2016, April 13, 2016, April 26, 2016, April 28, 2016, April 28, 2016, May 23, 2016 and June 8, 2016.

4.	The description of our common stock contained in Form 8-A filed with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition, all documents and reports subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a Post-Effective Amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superceded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supercedes that statement. Any such statement so modified or superceded shall not constitute a part of this Registration Statement, except as so modified or superseded.

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ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 722 of the New York Business Corporation Law (the “BCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees, in connection with actions or proceedings, whether civil or criminal (other than an action by or in the right of the corporation, referred to as a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to amounts paid in settlement and reasonable expenses (including attorney’s fees) incurred in connection with the defense or settlement of such actions, and the statute does not apply in respect of a threatened action, or a pending action that is settled or otherwise disposed of, and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 721 of the BCL provides that Article 7 of the BCL is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation or by-laws. Article Ninth of the Registrant’s Restated Certificate of Incorporation and Article IV, Section 6 of the Registrant’s Restated By-Laws require the Registrant to indemnify its officers and directors to the fullest extent permitted under the BCL.

Set forth below is Article Ninth of the Registrant’s Restated Certificate of Incorporation, as amended:

NINTH: The Corporation shall, to the fullest extent possible permitted by Sections 721 through 726 of the Business Corporation Law of New York, indemnify any and all directors and officers whom it shall have the power to indemnify under said sections from and against any and all of the expenses, liabilities or other matters referred to in or covered by such sections of the Business Corporation Law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which the person so indemnified may be entitled under any By-Law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his/her official capacity and as to action in another capacity by holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

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Set forth below is Article IV, Section 6 of the Registrant’s Restated By-Laws:

SECTION 6. Indemnification. It is expressly provided that any and every person made a party to any action, suit, or proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of this corporation or of any corporation which be served as such at the request of this corporation, may be indemnified by the corporation to the full extent permitted by law, against any and all reasonable expenses, including attorneys’ fees, actually and necessarily incurred by him in connection with the defense of such action or in connection with any appeal therein, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such officer or director has breached his duty to the corporation.

It is further expressly provided that any and every person made a party to any action, suit, or proceeding other than one by or in the right of the corporation to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or interstate, was a director or officer of the corporation, or served such other corporation in any capacity, may be indemnified by the corporation, to the full extent permitted by law, against judgments, fines, amounts paid in settlement, and reasonable expenses, including attorneys’ fees, actually and necessarily incurred as a result of such action, suit or proceeding, or any appeal therein, if such person acted in good faith for a purpose which he reasonably believed to be in the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

The Registrant maintains director and officer liability insurance policies that, subject to the terms and conditions of the policies, provide coverage up to $15,000,000 in the aggregate (subject to a $1,000,000 retention) and up to $5,000,000 in Excess Side A DIC coverage, arising from a wrongful act (as defined by the policy) committed by a director or officer in his or her capacity as a director or officer of the Registrant. The policy reimburses the Registrant for amounts spent in lawful indemnification of a director or officer or amounts provided by the Registrant to indemnify its directors and officers as required or permitted by law, subject to policy conditions.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

See Index of Exhibits on Page 9.

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ITEM 9. UNDERTAKINGS

(a)           The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:

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The undersigned Registrant undertakes in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of New Jersey, on August 4, 2016.

ACURA PHARMACEUTICALS, INC.

By:	/s/ Robert B, Jones
Robert B. Jones
President and Chief Executive Officer
(Principal Executive Officer)

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POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter A. Clemens and Robert B, Jones, or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all Exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and deed requisite and necessary to be done in connection with the above premises, and fully for all intents and purposes as he might or could do in person, hereby ratifying and conforming all that said attorney-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Robert B. Jones	President, Chief Executive Officer	August 4, 2016
Robert B. Jones	and Director

/s/ William G. Skelly	Director	August 4, 2016
William G. Skelly

/s/ Bruce F, Wesson	Director	August 4, 2016
Bruce F. Wesson

/s/ Immanuel Thangaraj	Director	August 8, 2016
Immanuel Thangaraj

/s/ George K. Ross	Director	August 4, 2016
George K. Ross

/s/ Peter A. Clemens	Senior Vice President and	August 4, 2016
Peter A. Clemens	Chief Financial Officer
(Principal Financial and Accounting Officer)

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INDEX OF EXHIBITS

Number	Description

4.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed on June 25, 2009).

4.2	Certificate of Amendment Reverse Splitting Common Stock and restating but not changing text of part of Article III of Restated Certificate of Incorporation (incorporated by Reference to Exhibit 3.1 to the Form 8-K filed December 4, 2007).

4.3	Certificate of Amendment Reverse Splitting Common Stock and restating but not changing text of part of Article III of Restated Certificate of Incorporation (incorporated by Reference to Exhibit 3.1 to the Form 8-K filed August 27, 2015).

4.4	Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to the Form 8-K filed on March 3, 2009).

5.1	Opinion of LeClairRyan as to the legality of the Common Stock of the Registrant covered by this Registration Statement

10.1	Acura Pharmaceuticals, Inc. 2016 Stock Option Plan

23.1	Consent of BDO USA, LLP

23.2	Consent of LeClairRyan (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page hereto)

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